Filed Pursuant to Rule 433
Registration Statement No. 333-140456
Dated March 6, 2007
Index Linked Note
Linked to the Goldman Sachs Taiwan Select Index
March 6, 2007
Final Terms

Issuer:	Eksportfinans ASA
Underlying Index:	Goldman Sachs Taiwan Select Index (Bloomberg ticker: GSTW50)
First Tranche Offering, 2/27/07:	$88,718,000 face amount
Second Tranche Offering, 3/6/07:	$6,523,000 face amount
Total Aggregate Offering:	$95,241,000 face amount

Issue Price on First Tranche:	98.960% of face amount
Issue Price on Second Tranche:	91.892% of face amount

Proceeds to Issuer on First Tranche:	$987.10 per note
Proceeds to Issuer on Second Tranche:	$916.42 per note
Underwriting Discount, Both Tranches:	$2.50 per note
Face Amount:	Each note will have a face amount equal to $1,000; $95,241,000 in the aggregate for all the offered notes
Trade Date of First Tranche:	February 27, 2007
Trade Date of Second Tranche:	March 6, 2007
Settlement Date:	March 13, 2007
Maturity Date:	March 13, 2009, unless postponed due to a market disruption or currency disruption event, or non-business days
Determination Date:	February 27, 2009, unless postponed due to a market disruption or currency disruption event, or non-trading days
Initial Index Level:	USD100.00
Final Index Level:	The arithmetic average of the closing levels of the Index on each Averaging Date
Averaging Dates:	February 26, 2009 and February 27, 2009, subject to postponement due to market disruption or currency disruption event, or non-trading days
Participation Level:	100%
Index Return:	(Final Index Level — Initial Index Level) / Initial Index Level
Redemption Amount:	On the stated maturity date, you will receive an amount in cash per note equal to: Face amount x (1 + Index Return)
This note is not principal protected. Investors can lose up to 100% of the principal invested.
No interest:	The notes will not bear interest.
Calculation Agent:	Goldman, Sachs & Co.
Underwriter:	Goldman, Sachs & Co.
CUSIP:	R2188Y445
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-471-2526.